Exhibit 99.1

News Release	General Growth Properties, Inc.
FOR IMMEDIATE RELEASE	110 N. Wacker Dr.
Chicago, Illinois 60606
312.960.5000 TEL
312.960.5484 FAX
CONTACT:
Tim Goebel
General Growth Properties, Inc
P: (312) 960-6325
Mike Pascale / Chuck Burgess
The Abernathy MacGregor Group
P: (212) 371-5999
GENERAL GROWTH ANNOUNCES MANAGEMENT CHANGES
-Company Intends to Market Certain Las Vegas Properties for Sale-
Chicago, Illinois, October 27, 2008 — General Growth Properties, Inc. (NYSE: GGP) today announced that two independent directors of the company will assume senior management positions effective immediately. Adam Metz will serve as interim Chief Executive Officer, and Thomas H. Nolan Jr. will serve as interim President, positions previously held by John Bucksbaum and Robert A. Michaels, respectively. Mr. Bucksbaum will continue to serve as Chairman and Mr. Michaels will continue to serve as Chief Operating Officer and a senior officer of the company. In order to maintain a majority of independent directors, Mr. Michaels has also given up his Board seat.
“Adam and Tom bring a wealth of real estate and finance experience to our company,” said Mr. Bucksbaum. “I fully support the Board of Director’s decision to have them join the senior management team given their deep knowledge of our industry and extensive relationships.”
“We recognize that we are facing unprecedented challenges in this economic environment, and we are committed to working with all our stakeholders to achieve a successful outcome to our strategic review process,” said Mr. Metz. “John and Bob remain committed to the company’s success and will continue to play important roles both in the strategic review process and in the ongoing operations of the company. Tom and I look forward to working with both of them.”
The company’s Board of Directors and management team, along with its financial and legal advisors, continue to be fully engaged in a comprehensive evaluation of all financial and strategic alternatives for the company, including but not limited to, asset sales, joint ventures, corporate level capital infusions, and broader strategic business combinations.
Along with other assets currently being marketed, the company’s Board of Directors and management team have elected to market for sale its portfolio of retail properties in Las Vegas, NV: Fashion Show Mall, Grand Canal Shoppes, and The Palazzo. Goldman, Sachs & Co. and Eastdil Secured will be jointly responsible for the marketing effort, which is expected to begin immediately. In conjunction with the sale process, the company is working with its syndicate of lenders on Fashion Show Mall and The

Palazzo to extend the November 28, 2008 maturity date. The company continues to remain current on all of its debt obligations.
Adam S. Metz, 47, is a founding partner of Polaris Capital LLC. Before founding Polaris, Mr. Metz was Executive Vice President and Chief Investment Officer of Rodamco, North America, with approximately $6 billion of real estate assets primarily in regional malls. Previously, he had been President, Chief Financial Officer and Director of Acquisitions for Urban Shopping Centers, Inc. where he worked from 1993 until its sale in 2000. Prior to joining Urban, he held positions in the Capital Markets group of JMB Realty and in the Commercial Real Estate Lending Group at The First National Bank of Chicago.
Thomas H. Nolan Jr., 51, was most recently a Managing Director of Trefethen & Co, a real estate advisory and investment firm. From 1984 to 2004, Mr. Nolan held various positions at AEW Capital Management LP, a national real estate investment advisor, including President and Senior Portfolio of the AEW Partners Group, the Private Equity division of AEW, as well as serving as a member of the firm’s Management and Investment Committees. At AEW, Mr. Nolan also represented institutional clients in the overall management of their real estate portfolios with services ranging from troubled debt restructuring to initial public offerings, including representing a client on the Partnership Committee of the Taubman Realty Group.
The Company also announced that it has recently come to the attention of the Board that an affiliate of a Bucksbaum family trust advanced unsecured loans to Mr. Michaels and Bernard Freibaum, the company’s former director and CFO, for the purpose of repaying personal margin debt relating to company stock. The loan to Mr. Michaels, which totaled $10 million, has been repaid in full. The loan to Mr. Freibaum, whose employment was terminated prior to the Board’s knowledge of these loans, totaled $90 million and has $80 million presently outstanding.
A review by the Company’s independent directors concluded that, while the failure to disclose the loans to the Company’s Board of Directors did not follow internal company policy, no company assets or resources were involved in the loans and that no laws or Securities and Exchange Commission rules were violated as a result of the loans.
ABOUT GENERAL GROWTH PROPERTIES, INC.
General Growth is a U.S.-based publicly traded Real Estate Investment Trust (REIT). The Company currently has ownership interest in, or management responsibility for, a portfolio of more than 200 regional shopping malls in 44 states, as well as ownership in master planned community developments and commercial office buildings. The Company’s portfolio totals approximately 200 million square feet and includes over 24,000 retail stores nationwide. The Company is listed on the New York Stock Exchange under the symbol GGP.
This press release contains forward-looking statements, including information regarding our expected liquidity and future financing and other transactions that have not yet closed. Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, the retail market, tenant occupancy and tenant bankruptcies, the level of indebtedness and interest rates, market conditions, land sales in the Master Planned Communities segment, the cost and success of development and re-development projects and our ability to successfully manage growth. Readers are referred to the documents filed by General Growth Properties, Inc. with the SEC, specifically the most recent report on Forms 10-K and 10-Q, which further identify the important risk factors which could cause actual results to differ materially from the forward-looking statements in this release. The Company disclaims any obligation to update any forward-looking statements.
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